Exhibit 6.12

HC Government Realty Trust, Inc.

2016 Long Term Incentive Plan

1.                  Purpose and Effective Date.

(a)               The purpose of the HC Government Realty Trust, Inc. 2016 Long Term Incentive Plan (the “Plan”) is to further the long-term stability and financial success of HC Government Realty Trust, Inc., a Maryland corporation (the “Company”), by attracting and retaining personnel and entities, including employees, directors, officers, consultants, managers, advisors and executives for the Company and its Subsidiaries, through the use of equity incentives. The Company believes that an ownership interest in the Company will stimulate the efforts of those persons and entities upon whose judgment, interest and efforts the Company and its Subsidiaries are and will be largely dependent for the successful conduct of their respective businesses and will further align those persons’ interests with the interests of the Company’s stockholders.

(b)               The Plan was adopted by the Board of Directors of the Company and became effective on October 20, 2016.

2.                  Definitions.

In addition to other terms defined herein, the terms as used herein shall have the following meanings:

(a)               Act. The Securities Exchange Act of 1934, as amended.

(b)               Affiliate. When used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person; (ii) any Person who, from time to time, an Immediate Family Member of a specified Person; (iii) any Person who, from time to time, is an officer or director or manager of a specified Person; or (iv) any Person who, directly or indirectly, is the beneficial owner of 50% or more of any class of equity securities or other ownership interests of the specified Person, or of any Person of which the specified Person is directly or indirectly the owner of 50% or more of any class of equity securities or other ownership interests.

(c)               Applicable Withholding Taxes. The aggregate amount of federal, state and local income and payroll taxes that the Company or any Subsidiary is required to withhold (based on the minimum applicable statutory withholding rates) in connection with any exercise of an Option or Stock Appreciation Right, the grant, lapse of restrictions or payment with respect to an Award under the Plan.

(d)               Award. The award of an Option, Restricted Stock, Stock Appreciation Right Other Equity-Based Award or Cash Incentive Award under the Plan.

(e)               Board. The Board of Directors of the Company.

(f)                Cash Incentive Award. The award of a right to receive a payment of cash, determined on an individual basis or as an allocation of an incentive pool (or Company Stock having a value equivalent to the cash otherwise payable) that is contingent on the achievement of performance objectives established by the Committee.

(g)               Cause. As defined in a written agreement between an employee or Consultant and the Company or any of its Subsidiaries or Affiliates, including without limitation the Manager, that is in effect at the time of termination of the employee. If there is no such agreement that defines the term, Cause shall mean:

(i)                 any material breach of a representation, warranty or covenant by the employee of a material term or obligation of his or her employment agreement (if any), or any other agreement between the employee and the Company or any of its Subsidiaries, including without limitation material failure to perform a substantial portion of his or her duties and responsibilities thereunder, which breach is not cured within ten (10) days after written notice thereof by the Company or any Subsidiary to the employee specifically describing such alleged breach;

(ii)              any material violation by the employee of a written directive from the Board or the officer or other supervisory personnel of the Company, the Manager or any Subsidiary to whom such employee reports which is not due to the Disability of the employee;

(iii)            commission by the employee of a (A) felony, (B) crime of moral turpitude or (C) misdemeanor involving fraud, breach of trust or misappropriation, whether or not the commission of such felony, crime or misdemeanor is in connection with the business of the Company or any Subsidiary; or

(iv)             gross incompetence, gross negligence, or gross or willful misconduct in office or breach of a fiduciary duty owed to the Company or any Subsidiary.

(h)               Change in Control. The occurrence after the date of adoption of this Plan by the Board of any of the following events:

(i)                 The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company;

(ii)              Within any twelve (12) month period, the individuals who are members of the Board at the beginning of such period cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii)            The consummation of: (A) a merger or consolidation if Company stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion to each other as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of fifty percent (50%) or more of the consolidated assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur if any of the foregoing transactions occurs with a Subsidiary or Affiliate of the Company.

If a Change in Control constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that Award on account of a Change in Control unless the event described in (i), (ii) or (iii) above, as applicable, constitutes “change in the ownership or effective control” of the Company or “a change in the ownership of a substantial portion of the assets” of the Company under Treasury Regulation Section 1.409A-3(i)(5).

(i)                 Code. The Internal Revenue Code of 1986, as amended and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

(j)                 Committee. The Committee appointed by the Board to administer the Plan, or if no such Committee has been appointed, the Board.

(k)               Company. HC Government Realty Trust, Inc., a Maryland corporation, its successors and assigns.

(l)                 Company Stock. The Company’s common stock, $0.01 par value per share. If the par value of the Company Stock is changed, or in the event of a change in the capital structure of the Company (as provided in Section 15 below), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(m)             Consultant. An individual or entity rendering services to the Company or any Subsidiary who is not an “employee” for purposes of employment tax withholding under the Code.

(n)               Control (including the terms Controlling, Controlled by and under common Control with). shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person through the ownership of Voting Power, by contract or otherwise.

(o)               Date of Grant. The effective date of an Award granted by the Committee.

(p)               Disability or Disabled. As to an Incentive Stock Option, a Disability within the meaning of Code Section 22(e)(3). As to all other Awards, the terms “Disability” or “Disabled” shall have the meaning ascribed to such term or terms in the agreement or instrument approved by the committee to evidence such Award.

(q)               Fair Market Value.

(i)                 If the Company Stock is (A) listed on any established stock exchange, (B) traded in the NASDAQ system, or (C) otherwise traded in the national over-the-counter securities market, then its Fair Market Value shall be the per share price reported as the last trade for such stock on the applicable date, as reported by such exchange, NASDAQ or by a market maker for the Company Stock in the national over-the-counter securities market, as the case may be; or, if there are no trades of Company Stock so reported on the applicable date, then the Fair Market Value for purposes of the particular Award shall be the per share price so reported on the next preceding trading day on which there was a trade on such exchange, as reported over NASDAQ or as reported by a market maker of the Company’s Stock in the national over-the-counter securities market, as the case may be.

(ii)              If the Company Stock is not publicly traded, the Fair Market Value shall be determined in good faith by the Committee, using any reasonable method.

(r)                Immediate Family Member. Person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such Person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such Persons so related by adoption.

(s)                Incentive Stock Option. An Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code Section 422.

(t)                 Limitation Amount. An amount equal to $100,000.00.

(u)               LTIP Unit. An “LTIP Unit” as defined in the Operating Partnership’s partnership agreement, as amended from time to time.

(v)               Manager. Holmwood Capital Advisors, LLC, or any successor as external manager or adviser of the Company.

(w)             Nonstatutory Stock Option. An Option that does not meet the requirements of Code Section 422, or that is otherwise not intended to be an Incentive Stock Option and is so designated.

(x)               Operating Partnership. HC Government Realty Holdings, L.P., a Delaware limited partnership, its successors and assigns.

(y)               Option. A right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(z)               Other Equity-Based Award. Any Award, other than an Option, Stock Appreciation Right, Cash Incentive Award or Restricted Stock which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive Company Stock or rights or units (which may be settled in Company Stock, cash or a combination thereof) valued in whole or in part by reference to, or otherwise based on, Company Stock (including securities convertible into Company Stock) or other equity interests including LTIP Units.

(aa)            Participant. Any person who is granted an Award under the Plan.

(bb)           Person. Any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.

(cc)            Restricted Stock. Company Stock awarded upon the terms and subject to the restrictions set forth in Section 8 below.

(dd)           [Reserved].

(ee)            10% Stockholder. A person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all voting securities of the Company, or any parent or Subsidiary. Indirect ownership of such voting securities shall be determined in accordance with Code Section 424(d).

(ff)              Securities Act. The Securities Act of 1933, as amended.

(gg)           Stock Appreciation Rights. An Award, subject to Sections 9(b) and 9(c), as applicable, the value of which is based upon an increase in the Fair Market Value of the Company Stock on the Date of Grant and a date specified in, or determinable in accordance with, the agreement or instrument approved by the Committee to evidence such Award.

(hh)           Subsidiary or Subsidiaries. The Operating Partnership, any affiliated corporation or any other business entity in which the Company, directly or indirectly, owns voting securities possessing at least fifty percent (50%) of the combined voting power of all classes of voting securities of such affiliated corporation or entity.

(ii)              Voting Power. Voting securities or other voting interests ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of board members or Persons performing substantially equivalent tasks and responsibilities with respect to a particular entity.

3.                  General.

(a)               Awards. Awards of Options, Restricted Stock, Stock Appreciation Rights, Other Equity-Based Awards or Cash Incentive Awards may be granted under the Plan. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options; provided, however, that Incentive Stock Options may only be granted to employees of the Company or its Subsidiaries and Affiliates.

(b)               Dividend Equivalents. Any Award under the Plan may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to shares of Company Stock subject to the Award, which payments may be either made currently or credited to an account for the Participant, may be settled in cash or Company Stock and may be subject to restrictions similar to the underlying Award.

(c)               Repricing of Awards. Except for adjustments pursuant to Section 15 (relating to the adjustment of shares), and reductions of the exercise price approved by the Company’s stockholders, the exercise price for any outstanding Option or Stock Appreciation Right may not be decreased after the date of grant nor may an outstanding Option or Stock Appreciation Right granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or Stock Appreciation Right with a lower exercise price.

(d)               No Rights to Specific Assets.  Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in, or title to, any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(e)               No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to receive a future Award under this Plan.

(f)                No Rights as a Stockholder. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

4.                  Company Stock.

(a)               Subject to Section 15, there shall be reserved for issuance under the Plan an aggregate of 1,000,000 shares of Company Stock, which may include authorized, but unissued, shares. To the extent any shares of Company Stock covered by an Award (including Other Equity Awards), under the Plan are forfeited or are not delivered to a Participant or beneficiary because the Award is forfeited, canceled or settled in cash, or if any shares of Company Stock are not delivered because the shares are used to satisfy the Applicable Withholding Taxes, such shares shall not be deemed to have been delivered, or issued, for purposes of determining the maximum number of shares of Company Stock available for issuance under the Plan and such shares shall again become eligible for issuance under the Plan. Other Equity-Based Awards that are LTIP Units shall reduce the number of shares of Company Stock that may be issued under this plan on a one-for-one basis, i.e., each such LTIP Unit shall be treated as an Award of one share of Company Stock. With respect to Stock Appreciation Rights that are settled in Company Stock, only actual shares delivered shall be counted for purposes of these limitations. If the exercise price of any Option granted under the Plan is satisfied by tendering shares of Company Stock to the Company (whether by actual delivery or attestation, and whether or not such surrendered shares were acquired pursuant to any Award granted under the Plan), only the number of shares of Company Stock issued net of the shares of Company Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares available for issuance under the Plan.

(b)               [Reserved].

5.                  Eligibility. Any employee of, officer or director of, or Consultant to, the Company or any Subsidiary, the Manager, any employee, member, officer or manager of, or Consultant to, the Manager who, in the judgment of the Committee, has contributed, or can be expected to contribute, to the profits or growth of the Company or any such Subsidiary is eligible to become a Participant. The Committee shall have the power and complete discretion, as provided in Section 17, to select eligible Participants and to determine for each Participant the terms, conditions and nature of the Award and the number of shares of Company Stock to be allocated to, or ascribed to, the Award; provided, however, that any Award made to a member of the Committee must be approved by the Board.

6.                  Stock Options.

(a)               Whenever the Committee deems it appropriate to grant Options, the Options shall be evidenced by a stock option agreement between the Company and the Participant, which shall be subject to the applicable provisions of this Plan and to such other provisions as the Committee may determine. Such agreement shall be given to the Participant and shall state the number of shares of Company Stock for which Options are granted, the exercise price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject.

(b)               The Committee shall establish the exercise price of Options, provided, however, that (i) the exercise price of an Option shall be not less than 100% of the Fair Market Value of the shares of Company Stock to which the Award pertains on the Date of Grant, or (ii) in the case of an Incentive Stock Option granted to a Participant who is a 10% Stockholder, not less than 110% of the Fair Market Value of such shares on the Date of Grant.

(c)               Subject to Section 6(d) below, Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant’s stock option agreement. The Committee may impose such vesting conditions and other requirements as the Committee deems appropriate, and the Committee may include such provisions regarding a Change in Control as the Committee deems appropriate.

(d)               The Committee shall establish the term of each Option in the Participant’s stock option agreement. The term of an Option shall not be longer than ten (10) years from the Date of Grant, except that an Incentive Stock Option granted to a 10% Stockholder shall not have a term in excess of five (5) years. No Option may be exercised after the expiration of its term or, except as set forth in the Participant’s stock option agreement, after the termination of the Participant’s employment or service. The Committee shall set forth in the Participant’s stock option agreement when, and under what circumstances, an Option may be exercised after termination of the Participant’s employment or service. The Committee, in its sole discretion, may amend a previously granted Incentive Stock Option to provide for more liberal exercise provisions; provided however that if the Incentive Stock Option as amended no longer meets the requirements of Code Section 422, and, as a result the Option no longer qualifies for favorable federal income tax treatment under Code Section 422, the amendment shall not become effective without the written consent of the Participant.

(e)               By its terms, an Incentive Stock Option shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during the calendar year does not exceed the Limitation Amount. Incentive Stock Options granted under the Plan and all other plans of the Company or any Subsidiary shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Board may impose such conditions as it deems appropriate in an Incentive Stock Option agreement to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

(f)                If a Participant’s employment or services is terminated by the Company for Cause, the Participant’s Options, whether vested or unvested, shall terminate as of the date of the termination of employment or service.

(g)               Upon exercise of an Option that is awarded in connection with Stock Appreciation Rights and surrender of the related portion of the underlying Stock Appreciation Right, the Stock Appreciation Right, to the extent surrendered, shall not thereafter be exercisable.

7.                  Method of Exercise of Options.

(a)               Options may be exercised by giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. Such notice shall be effective only if accompanied by payment of the exercise price in full in immediately available funds or, subject to limitations imposed by applicable law, by such other means as the Committee may from time to time permit, including: (i) by tendering, either actually or by attestation, shares of Company Stock acceptable to the Committee, and valued at Fair Market Value on the date of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any Applicable Withholding Taxes resulting from such exercise; (iii) payment through a net exercise such that, without the payment of any funds, the Participant may exercise the Option and receive the net number of shares of Company Stock equal in value to (A) the number of shares of Company Stock as to which the option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value (on such date as is determined by the Committee) less the exercise price, and the denominator of which is such Fair Market Value (the number of net shares of Company Stock to be received shall be rounded down to the nearest whole number of shares of Company Stock); (iv) by personal, certified or cashiers’ check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof.

(b)               The Company may place on any certificate representing Company Stock (or note on the transfer ledger in the instance of common stock issued in non-certificated form) issued upon the exercise of an Option any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws. The Company may require of the Participant a customary indication of his or her investment intent. A Participant shall not possess stockholder rights with respect to shares of Company Stock subject to an Option until the Participant has exercised the Option and made any required payment, including payment of Applicable Withholding Taxes, and the Company has issued a certificate for the shares of Company Stock acquired.

8.                  Restricted Stock Awards.

(a)               Whenever the Committee deems it appropriate to grant a Restricted Stock Award, notice shall be given to the Participant stating the number of shares of Restricted Stock for which the Award is granted, the Date of Grant, and the terms and conditions to which the Award is subject. Certificates representing the shares pertaining to a Restricted Stock Award may, but are not required, to be issued in the name of the Participant, subject to the restrictions imposed by the Plan and the Committee. A Restricted Stock Award may be made by the Committee in its discretion without cash consideration.

(b)               The Committee may place such restrictions on the transferability and vesting of Restricted Stock as the Committee deems appropriate, including, but not limited to, restrictions relating to continued employment or service with the Company or its Subsidiaries or financial or other performance goals. Without limiting the foregoing, the Committee may provide performance or Change in Control vesting acceleration parameters under which all, or a portion, of the Restricted Stock will vest on the Company’s achievement of established performance objectives. Restricted Stock may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered until the restrictions on such shares shall have lapsed or shall have been removed pursuant to Section 8(c).

(c)               As to each Restricted Stock Award the Committee shall establish the terms and conditions upon which the restrictions set forth in Section 8(b) shall lapse. Such terms and conditions may include without limitation the passage of time, the meeting of performance goals, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant, or the occurrence of a Change in Control.

(d)               A Participant shall hold shares of Restricted Stock subject to the restrictions set forth in the Award agreement pertaining thereto and in the Plan. In other respects, the Participant shall have all the rights of a stockholder with respect to the shares of Restricted Stock, including, but not limited to, the right to receive all cash dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s Award agreement. If stock dividends are declared on Restricted Stock or other distributions are made in respect thereof, such stock dividends or other distributions may, in the discretion of the Committee as reflected in the applicable Award agreement, be subject to the same restrictions as the underlying shares of Restricted Stock.

9.              Stock Appreciation Rights.

(a)               Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted in connection with all or any part of an Option or in a separate Award.

(b)               The following provisions apply to all Stock Appreciation Rights that are not granted in connection with Options:

(i)                 Stock Appreciation Rights shall entitle the participant, upon exercise of all or any part of the Stock Appreciation Rights, to receive in exchange from the Company an amount in cash or shares of Company Stock (as provided in the applicable Stock Appreciation Right agreement) equal to the excess of (A) the Fair Market Value on the Stock Appreciation Right exercise date of the shares of Company Stock to which the Stock Appreciation Right appertains over (B) the Fair Market Value of the Company Stock to which the Stock Appreciation Right appertains on the Date of Grant (sometimes referred to herein as the exercise price). In the Stock Appreciation Rights Agreement the Committee may prescribe that the participant will be entitled to receive a lesser amount upon exercise of the Stock Appreciation Rights (e.g., the exercise price may be set at a value greater than the Fair Market Value on the date of grant or the aggregate spread between the date of grant and the date of exercise may be subject to a limit).

(ii)              A Stock Appreciation Right may only be exercised or paid at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right.

(c)               The following provisions apply to all Stock Appreciation Rights that are awarded in connection with Options:

(i)                 Stock Appreciation Rights that are awarded in connection with Options shall entitle the participant to exercise all or any part of the Stock Appreciation Rights, and in connection therewith to surrender to the Company unexercised that portion of the underlying Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised) and to receive in exchange from the Company an amount in cash or shares of Company Stock (as provided in the applicable Stock Appreciation Right agreement) equal to the excess of (A) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Option over (B) the exercise price of the Company Stock covered by the surrendered portion of the underlying Option. The Committee may prescribe that the participant will be entitled to receive a lesser amount upon exercise of the Stock Appreciation Right.

(ii)              Upon the exercise of a Stock Appreciation Right that is awarded in connection with Options and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.

(iii)            Subject to any further conditions upon exercise imposed by the Committee, a Stock Appreciation Right issued in tandem with an Option shall be exercisable only to the extent that the related Option is exercisable.

(iv)             A Stock Appreciation Right awarded in connection with Options may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the underlying Option.

(d)               The manner in which the Company’s obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the Stock Appreciation Rights agreement or in the Option agreement or the related Stock Appreciation Rights agreement, if the Stock Appreciation Rights in question are being awarded in connection with Options. The Committee may provide for payment in Company Stock or cash, or a combination of Company Stock and cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

10.              Other Equity-Based Awards.

(a)               Whenever the Committee deems it appropriate to grant an Other Equity-Based Award, notice shall be given to the Participant stating the number of shares of Company Stock or other equity interests (including LTIP Units) for which the Award is granted, the Date of Grant, and the terms and conditions to which the Award is subject; provided, however, that the grant of LTIP Units must satisfy the requirements of the partnership agreement of the Operating Partnership as in effect on the Date of Grant. Certificates representing any shares of Company Stock or other equity interests (including LTIP Units) granted as Other-Stock Based Award may, but are not required to, be issued in the name of the Participant, subject to the restrictions imposed by the Plan, the Committee and, if applicable, the partnership agreement of the Operating Partnership.

(b)               The Committee may place such restrictions on the transferability and vesting of Other Equity-Based Awards as the Committee deems appropriate, including, but not limited to, restrictions relating to continued employment or service or financial or other performance goals. Without limiting the foregoing, the Committee may provide performance or Change in Control vesting acceleration parameters under which all, or a portion of, the Other Equity-Based Award will vest on the Company’s achievement of established performance objectives. Other Equity-Based Awards may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered until the restrictions on the Other Equity-Based Award shall have lapsed or shall have been removed pursuant to Section 10(c).

(c)               As to each Other Equity-Based Award the Committee shall establish the terms and conditions upon which the restrictions, if any, on transferability set forth in Section 10(b) shall lapse. Such terms and conditions may include, without limitation, the passage of time, the meeting of performance goals, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant, or the occurrence of a Change in Control.

(d)               A Participant shall hold the Other Equity-Based Award subject to the restrictions set forth in the Award agreement. A Participant, as a result of receiving an Other Equity-Based Award, shall not have any rights as a stockholder until, and then only to the extent that, the Other Equity-Based Award is earned and settled in Company Stock or Company Stock is issued with respect to the grant of the Other Equity-Based Award, in which case the Participant shall have all the rights of a stockholder with respect to such shares of Company Stock, including, but not limited to, the right to receive all cash dividends and other distributions paid thereon. Certificates representing shares of Company Stock issued with respect to the grant of an Other Equity-Based Award shall bear a legend referring to the restrictions set forth in the Plan, the Participant’s Award agreement and, if applicable, the partnership agreement of the Operating Partnership. If stock dividends are declared on Company Stock issued with respect to an Other Equity-Based Award, such stock dividends may, in the discretion of the Committee as reflected in the applicable Award agreement, be subject to the same restrictions as the underlying shares of Company Stock subject to the Other Equity-Based Award.

(e)                  Other Equity-Based Awards valued in whole or in part by reference to, or otherwise based on, Company Stock, shall be payable or settled in shares of Company Stock, cash or a combination of Company Stock and cash, as determined by the Committee in its discretion; provided, however, that any shares of Company Stock that are issued on account of the conversion of LTIP Units into Company Stock shall not be issued under the Plan (i.e., the grant of the LTIP Unit shall reduce the number of shares of Company Stock issuable under this Plan but the issuance of Company Stock upon the conversion of LTIP Units shall not further reduce the number of shares of Company Stock issuable under this Plan). Other Equity-Based Awards denominated as equity interest other than shares of Company Stock may be paid or settled in shares or units of such equity interests or cash or a combination of both as determined by the Committee in its discretion.

11.              [Reserved].

12.              Applicable Withholding Taxes. Each Participant shall agree, as a condition of receiving an Award, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Applicable Withholding Taxes with respect to the Award. Until the Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificates (or, in the case of Restricted Stock, no stock certificates free of a restrictive legend) shall be issued to the Participant and no payments in respect of Stock Appreciation rights that have been exercised or otherwise would be payable to the Participant. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Tax obligations, the Committee may establish procedures permitting the Participant to elect to (a) deliver shares of Company Stock at the time beneficially and of record owned by the Participant, or (b) if the applicable withholding taxes are arising in connection with the recognition of income with respect to an Award, deliver to the Company or have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee to avoid a charge to earnings for financial accounting purposes.

13.              Nontransferability of Awards.

(a)               In general, Awards, by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution or except as described below. Options shall be exercisable, during the Participant’s lifetime, only by the Participant or by his guardian or legal representative.

(b)               Notwithstanding the provisions of Section 13(a) and subject to federal and state securities laws, the Committee may grant Stock Appreciation Rights (other than Stock Appreciation Rights granted in relationship to an Incentive Stock Option) or Nonstatutory Stock Options that permit, or amend outstanding Nonstatutory Stock Options to permit, a Participant to transfer such Stock Appreciation Rights or Options to one or more Immediate Family Members, to a trust for the benefit of Immediate Family Members, or to a partnership, limited liability company, or other entity, the only partners, members, or interest-holders of which are among the Participant’s Immediate Family Members. Consideration may not be paid for such transfer. The transferee shall be subject to all conditions applicable to the Stock Appreciation Right or Nonstatutory Stock Option prior to its transfer. The agreement granting the Stock Appreciation Right or Nonstatutory Stock Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate. Options and related Stock Appreciation Rights must be transferred to the same transferee and the transferee may not transfer such Options or Stock Appreciation Rights (except by will or the laws of descent and distribution).

14.              Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on October 21, 2026. No Awards shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided, that, unless authorized by the holders of Company Stock, no change shall be made that (a) increases the total number of shares of Company Stock reserved for issuance pursuant to Awards (except pursuant to Section 15), in the aggregate or as Incentive Stock Options, (b) expands the class of persons eligible to receive Awards, (c) materially increases the benefits accruing to Participants under the Plan, (d) re-prices an Option or Stock Appreciation Right, as provided in Section 3(c), or (e) otherwise requires stockholder approval under the rules of a domestic exchange on which Company Stock is traded. Notwithstanding any provision in this Plan or any Award agreement to the contrary, the Committee may amend the Plan or an Award agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (i) conforming the Plan or the Award agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A) or (ii) causing Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted to him. By accepting an award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 14 to any Award granted under this Plan without further consideration or action.

15.              Change in Capital Structure.

(a) The maximum number of shares of Company Stock as to which Options, Restricted Stock, Stock Appreciation Rights and Other Equity-Based Awards may be granted and the terms of outstanding Awards (including, but not limited to, the number and kind of securities subject to an Award and any exercise price) shall be adjusted as the Board determines as may be required to proportionately and uniformly reflect such transaction in the event that the Company (i) effects one or more nonreciprocal transactions between the Company and its stockholders such as a share dividend, extra-ordinary cash dividend, share split-up, subdivision or consolidation of shares of Company Stock that affects the number or kind of Company Stock (or other securities of the Company) and causes a change in the Fair Market Value of the Company Stock subject to outstanding Awards or (ii) engages in a merger, consolidation, reorganization, spinoff or other transaction to which Section 424 of the Code applies. Any determination made under this Section 15 by the Board shall be nondiscretionary, final and conclusive.

(b) The issuance by the Company of shares of Company Stock or securities convertible into shares of Company Stock, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of Company Stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares of Company Stock to which Options, Restricted Stock, Stock Appreciation Rights and Other Equity-Based Awards may be granted or the terms of outstanding Awards.

16.              Change in Control. Subject to the terms of the applicable Award Agreement, in the event of a Change in Control, the Committee, without the consent of the Participant, may take such actions with respect to Awards as the Committee deems necessary or appropriate. These actions may include, but shall not be limited to, the following:

(a) Providing for the acceleration of the vesting schedule relating to the exercise or realization of the Award so that the Award may be exercised or realized in full on or before a date initially fixed by the Committee;

(b) Providing for the purchase or settlement of any such Award by the Company for any amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of a Participant’s rights had such Award been exercisable and payable immediately before such Change of Control;

(c) Making adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control; provided, however, that, such adjustments shall be made so that both (i) the aggregate intrinsic value of an Award immediately after the adjustment is not materially less than or greater than the Award’s aggregate intrinsic value before the Award (other than a lesser intrinsic value because the adjusted Award covers a whole number of shares or units and disregards any fractional share or unit that would have resulted from the adjustment) and (ii) the ratio of any exercise price per share to the market value per share is not reduced materially; or

(d) Causing any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation or other business entity, regardless of how organized in such Change in Control; provided, however, that such assumed or new rights shall provide that (i) the aggregate intrinsic value of an Award immediately after the assumption or grant of the new right is not materially less than or greater than the Award’s intrinsic value before the assumption or grant of the new rights (other than an immaterial lesser intrinsic value because the assumed or new rights cover a whole number of shares or units and not a fractional share or unit and (ii) the ratio of any exercise price per share to the market value per share is not reduced materially.

17.              Administration of the Plan.

(a)               The Plan shall be administered by the Committee. Subject to the Plan and the terms of any outstanding Award agreement, the Committee shall have the authority to impose such limitations or conditions upon an Award as the Committee deems appropriate to achieve the objectives of the Award and the Plan. Without limiting the generality of the foregoing and in addition to the powers set forth elsewhere in the Plan, the Committee shall have the power and complete discretion to determine (i) which eligible persons shall receive an Award and the nature of the Award, (ii) the number of shares of Company Stock to be covered by each Award, subject to the number of shares in the Plan, (iii) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iv) the Fair Market Value of Company Stock, (v) the time or times when an Award shall be granted, (vi) whether an Award shall become vested over a period of time, according to a performance-based or other vesting schedule or otherwise, and when it shall be fully vested, (vii) the terms and conditions under which restrictions imposed upon an Award shall lapse, (viii) whether a Change in Control exists, (ix) factors relevant to the satisfaction, termination or lapse of restrictions on Restricted Stock, Stock Appreciation Rights, Options, Other Equity-Based Awards or Cash Incentive Awards, (x) when Options or Stock Appreciation Rights may be exercised, (xi) whether to approve a Participant’s election with respect to Applicable Withholding Taxes, (xii) conditions relating to the length of time before disposition of Company Stock received in connection with an Award is permitted, (xiii) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xiv) any additional requirements relating to Awards that the Committee deems necessary or appropriate. Notwithstanding the foregoing, no “tandem stock options” (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options.

(b)               In addition to, and not as a limitation upon, the provisions of Section 13 hereof, the Committee shall have the power to amend the terms of previously granted Awards so long as the terms as amended are consistent with the terms of the Plan and, where applicable, consistent with the qualification of an Option as an Incentive Stock Option. Notwithstanding the next preceding sentence, the consent of the Participant must be obtained with respect to any amendment that would affect adversely the Participant’s rights under the Award, except that such consent shall not be required if such amendment is for the purpose of complying with any requirement of the Code applicable to the Award.

(c)               The Committee may adopt rules and regulations for carrying out the Plan. The Committee shall have the express discretionary authority to construe and interpret the Plan and the Award agreements, to resolve any ambiguities, to define any terms, and to make any other determinations required by the Plan or an Award agreement. The interpretation and construction of any provisions of the Plan or an Award agreement by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(d)               A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(e)               Except to the extent prohibited by applicable law or the applicable rules of a stock exchange or the Plan, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted. Any such allocation or delegation may be revoked by the Committee at any time.

18.              Delivery of Shares. Delivery of shares of Company Stock or other securities or amounts under the Plan shall be subject to the following:

(a)               Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Company Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(b)               Certificates. To the extent that the Plan provides for the issuance of shares of Company Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

19.              Compliance with Code Section 409A.

Notwithstanding anything to the contrary contained herein, to the extent applicable, this Plan is intended to comply with Section 409A of the Code, and the Committee shall interpret and administer the Plan in accordance therewith. In addition, any provision, including without limitation any definition in this Plan that is determined to violate the requirements of Section 409A of the Code shall be void and without effect and any provision, including without limitation any definition that is required to appear in this Plan document under Section 409A of the Code that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provisions were expressly set forth herein. In addition, to, and not as a limitation upon the other provisions of this Section 19, the timing of certain payment of benefits provided for under this Plan shall be revised as necessary for compliance with Section 409A of the Code.

20.              Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan, or any Award agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by prepaid overnight courier to the Company at the address set forth below:

HC Government Realty Trust, Inc.
1819 Main Street, Suite 212
Sarasota, Florida 34236

Such notices, demands, claims and other communications shall be deemed given:

(a)               in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)               in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or

(c)               in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received. In the event a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service provider. Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s senior human resource officer and Corporate Secretary.

21.              Indemnification.

To the fullest extent permitted by law, each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 17(e), or an employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

22.              Interpretation and Governing Law. The terms of this Plan and Awards granted pursuant to the Plan shall be governed, construed and administered in accordance with the laws of the State of Maryland, without reference to principles of conflict of law, except as superceded by federal law. The Plan and Awards are subject to all present and future applicable provisions of the Code. If any provision of the Plan or an Award conflicts with any such Code provision or ruling, the Committee shall cause the Plan to be amended, and shall modify any agreement theretofore executed in connection with an Award, so as to comply or, if for any reason amendments cannot be so made, that provisions of the Plan or any such agreement in such conflict shall be deemed to be, and shall be, void and of no effect.

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IN WITNESS WHEREOF, the Company has caused this Plan to be adopted this 21st day of October, 2016

HC GOVENRMENT REALTY TRUST, INC.

By: /s/ Edwin M. Stanton

Name: Edwin M. Stanton

Its: Chief Executive Officer